Filed Pursuant to Rule 433

Registration No. 333-166643

Issuer Free Writing Prospectus dated October 18, 2012

Relating to Preliminary Prospectus Supplement dated October 18, 2012

ORACLE CORPORATION

FINAL PRICING TERM SHEET

1.200% Notes due 2017 (“2017 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,500,000,000

Maturity:	October 15, 2017

Coupon:	1.200%

Price to Public:	99.827%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2013

Day Count Convention:	30/360

Benchmark Treasury:	0.625% due September 30, 2017

Benchmark Treasury Yield:	0.786%

Spread to Benchmark Treasury:	+ 45 basis points

Yield:	1.236%

Make-Whole Call:	The 2017 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2017 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2017 Notes) plus 10 basis points, plus accrued interest thereon to the date of redemption.

Trade Date:	October 18, 2012

Settlement Date:	October 25, 2012 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services A+ (stable) by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

2.500% Notes due 2022 (“2022 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,500,000,000

Maturity:	October 15, 2022

Coupon:	2.500%

Price to Public:	99.878%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2013

Day Count Convention:	30/360

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Yield:	1.834%

Spread to Benchmark Treasury:	+ 68 basis points

Yield:	2.514%

Make-Whole Call:	The 2022 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2022 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2022 Notes) plus 12.5 basis points, plus accrued interest thereon to the date of redemption.

Trade Date:	October 18, 2012

Settlement Date:	October 25, 2012 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services A+ (stable) by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBS Securities Inc. toll free at 1-866-884-2071, Wells Fargo Securities, LLC toll free at 1-800-326-5897 or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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